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EXHIBIT 10.8

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

dated as of December 31, 2002

among

UNIVERSAL COMPRESSION, INC.,
in its individual capacity and as the initial Manager

UCO COMPRESSION 2002 LLC and
BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P.,
as Owners

WELLS FARGO BANK MINNESOTA,
NATIONAL ASSOCIATION,
as Indenture Trustee

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Bank Agent

THE VARIOUS FINANCIAL INSTITUTIONS that may from time to time become parties hereto as Universal Lenders

and

BANK ONE, N.A.,
in its individual capacity and as Intercreditor Collateral Agent

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

        This INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT dated as of December 31, 2002 (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the provisions hereof, this "Agreement") is among:

        (i)    Universal Compression, Inc., a Texas corporation, (in its individual capacity, together with its successors and permitted assigns, "Universal"), and as the initial Manager under the Management Agreement (in such capacity, the "Manager");

        (ii)  UCO Compression 2002, LLC, a Delaware limited liability company (together with its successors and permitted assigns, "UCO 2002");

        (iii)  BRL Universal Compression Funding I 2002, L.P., a Delaware limited partnership (together with its successors and permitted assigns, "BRL 2002");

        (iv)  Wells Fargo Bank Minnesota, National Association, as indenture trustee under the hereinafter defined Securitization Indenture for the benefit of the Noteholders and the other Persons set forth therein (in such capacity, together with its successors and permitted assigns, the "Indenture Trustee");

        (v)  Wachovia Bank, National Association (as successor by merger to First Union National Bank), as administrative agent on behalf of the financial institutions named in the hereinafter defined Bank Credit Agreement (in such capacity, together with its successors and permitted assigns, the "Bank Agent");

        (vi)  Bank One, N.A., as collateral agent for the Securitization Secured Parties (as defined herein), the Universal Lenders (as defined herein) and Universal (in such capacity, together with its successors and permitted assigns, the "Intercreditor Collateral Agent"); and

        (vii) The Additional Universal Lenders that from time to time become a party hereto in accordance with Section 13 hereof.

RECITALS

        (1)  WHEREAS, Universal, in its individual capacity and as Manager, will receive from time to time Collections relating to the Domestic Contract Compression Business of (a) Universal and its subsidiaries and (b) UCO 2002 and BRL 2002; and

        (2)  WHEREAS, the parties hereto desire to execute and deliver this Agreement to set forth certain agreements among them with respect to such Collections as provided below.

        NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

        SECTION 1. Definitions.    The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the content otherwise requires, have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Additional Universal Lenders" means any Person that is a Universal Lender and executes and delivers a "Supplemental Agreement" substantially in the form of Exhibit B hereto pursuant to and in accordance with the terms of Section 13 hereof.

        "Agreement" has the meaning specified in the preamble hereto.

        "Allocated Collections" means all or any portion of the Collections as of any date of determination that have been allocated pursuant to the provisions of Sections 7 and 8 of this Agreement.

        "Allocation Accounting Firm" has the meaning specified in Section 7(a)(ii) hereof.

        "Ambac" means Ambac Assurance Corporation, a stock insurance corporation organized and existing under the laws of the state of Wisconsin, together with it successors and permitted assigns.

        "Bank Agent" has the meaning specified in clause (v) of the preamble hereto.

        "Bank Collateral" means that certain Collateral (as defined in the Bank Collateral Agreement) in which the Bank Agent has been granted a security interest by Universal to secure Universal's obligations under the Bank Credit Agreement.

        "Bank Collateral Agreement" means that certain Guarantee and Collateral Agreement, dated as of February 9, 2001, by Universal and Universal Compression Holdings, Inc. in favor of the Bank Agent, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

        "Bank Credit Agreement" means that certain Senior Secured Revolving Credit Agreement, dated as of February 9, 2001, with the Bank Agent, Bank One, N.A., as Syndication Agent, and the Bank Lenders, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

        "Bank Default" means an Event of Default (as defined in the Bank Credit Agreement) that has occurred and is continuing under the Bank Credit Agreement.

        "Bank Documents" means the Bank Credit Agreement, the Bank Collateral Agreement and each other agreement, document or instrument executed in connection with the Bank Credit Agreement or the Bank Collateral Agreement.

        "Bank Lenders" means the lenders from time to time party to the Bank Credit Agreement.

        "Bank One Agreements" has the meaning specified in Section 22 hereof.

        "Bankruptcy Code" means the Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

        "BRL 2002" has the meaning specified in clause (iii) of the preamble hereto.

        "BRL 2002 Compressors" means, as of any date of determination, all Compressors owned by BRL 2002 on such date.

        "BRL Partnership Agreement" means that certain Amended and Restated Agreement of Limited Partnership of BRL 2002, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

        "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York, Minneapolis, Minnesota or Houston, Texas are authorized or obligated by law, executive order or governmental decree to be closed.

        "Certificateholder" means any Person in whose name a Certificate is registered in accordance with the terms of the BRL Partnership Agreement.

        "Certificates" means the Certificates or other evidence of ownership in BRL 2002 held by the limited partners of BRL 2002.

        "Collateral" means the Securitization Collateral and the Non-Securitization Collateral.

        "Collection Parties" means the Securitization Secured Parties and the Universal Lenders.

        "Collections" means cash, checks and other instruments or any other method of payment and all other amounts whatsoever owned by, owing to or paid to (a) Universal or its subsidiaries, (b) Universal in its capacity as Manager, (c) UCO 2002 or (d) BRL 2002, in each case from time to time.

        "Compressor" means a natural gas or coal methane compressor equipment unit, together with any tangible components thereof, all related appliances, parts, accessories, appurtenances, accessions,

additions, improvements, replacements thereto, all other equipment or components of any nature from time to time incorporated or installed therein and all substitutions for any of the foregoing.

        "Control Party" means (i) Ambac for so long as no Series Enhancer Default is continuing and (ii) at all other times, a Majority of Holders of the Notes then outstanding.

        "Disputed Allocations" has the meaning specified in Section 7(c) hereof.

        "Domestic Contract Compression Business" means (i) with respect to Universal, the natural gas compression rental business of Universal and its subsidiaries in the United States of America and (ii) with respect to UCO 2002 and BRL 2002, the natural gas compression rental business of UCO 2002 and BRL 2002.

        "Enhancement Agreement" means collectively, the Insurance Agreement and any other agreement, instrument or document entered into by a Series Enhancer.

        "Head Lease" means that certain Master Equipment Lease Agreement, dated as of December 31, 2002, by and between BRL 2002, as lessor, and UCO 2002, as lessee, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

        "Head Lessee Secured Obligations" has the meaning given to such term in the Head Lessee Security Agreement.

        "Head Lessee Security Agreement" means that certain lessee security agreement, dated as of December 31, 2002, between UCO 2002, as grantor, and BRL 2002, as secured party, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

        "High Yield Documents" means, collectively, (i) that certain Amended and Restated Participation Agreement, dated October 15, 2001, by and between Universal, Universal Compression Holdings, Inc., BRL Universal Equipment 2001 A, L.P., The Bank of New York, as indenture trustee (the "High Yield Indenture Trustee"), and the other parties named therein (as amended, modified or supplemented from time to time) and (ii) that certain operating lease between Universal and BRL Universal Equipment 2001 A, L.P. (the "High Yield Obligor"), in connection with the High Yield Obligor's issuance of its 8 7/8% Senior Secured Notes due 2008.

        "High Yield Indenture Trustee" has the meaning specified in the definition of High Yield Documents.

        "High Yield Noteholder" means any holder of the 8 7/8% Senior Secured Notes due 2008 issued by the High Yield Obligor.

        "High Yield Obligor" has the meaning specified in the definition of High Yield Documents.

        "Indenture Trustee" has the meaning specified in clause (iv) the preamble hereto.

        "Insurance Agreement" means the Insurance and Indemnity Agreement, dated as of December 31, 2002, among the Series Enhancer, BRL 2002, the Indenture Trustee, the Manager and UCO 2002, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

        "Intercreditor Collateral Agent" has the meaning specified in clause (vi) of the preamble hereto.

        "Interest Rate Hedge Provider" means any counterparty to a cap, collar or other hedging instrument permitted to be entered into pursuant to the Securitization Indenture, which initially shall be Wachovia Bank, National Association.

        "Letter Agreement" means that certain letter agreement, dated December 31, 2002, between Universal, in its individual capacity and as Manager, Ambac and the other parties party thereto, as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

        "Lien" means any security interest, lien (statutory or other), charge, pledge, equity, mortgage, hypothecation, assignment for security or encumbrance of any kind or nature whatsoever.

        "Lockbox Account" means the lockbox account number 972641, and the separate bank account, account number 636283392 maintained in the name of the Intercreditor Collateral Agent for the benefit of the Collection Parties and Universal with Bank One, N.A.

        "Majority of Holders" means, with respect to the Notes, (i) so long as no Event of Default under and as defined in the Securitization Indenture has occurred and is then continuing, Noteholders representing more than fifty percent (50%) of the then aggregate Note principal balance or (ii) at all times not covered by clause (i), Noteholders representing more than sixty-six and two-thirds percent (66 2/3%) of the then aggregate Note principal balance.

        "Management Agreement" means that certain Management Agreement, dated as of December 31, 2002, among the Manager, UCO 2002 and BRL 2002, as such agreement may be amended, modified or supplemented from time to time.

        "Manager" has the meaning specified in clause (i) of the preamble hereto.

        "Misallocation" has the meaning specified in Section 7(b)(iii) hereof.

        "Non-Securitization Collateral" means all Compressors, Collections and other assets received by Universal or the Manager that do not constitute Securitization Collateral.

        "Non-Securitization Collections" means all Collections received by Universal and/or the Manager that do not constitute Securitization Collections.

        "Noteholder" means a Person in whose name a Note is registered in accordance with the terms of the Securitization Indenture.

        "Notes" means any of the promissory notes executed by BRL 2002 and authenticated by or on behalf of the Indenture Trustee pursuant to and issued under the Securitization Indenture.

        "Owners" means UCO 2002 and BRL 2002, collectively.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity.

        "Related Document" is defined in Appendix A to the Securitization Indenture.

        "Returned Items" has the meaning specified in Section 9(b) hereof.

        "Securitization Account" has the meaning specified in Section 7(b)(ii).

        "Securitization Accountants" has the meaning specified in Section 7(a)(ii) hereof.

        "Securitization Collateral" means, collectively, (a) all right, title and interest of UCO 2002 in the property and rights subject to the security interest granted by UCO 2002 under the Head Lessee Security Agreement (including, without limitation, the UCO 2002 Compressors, the BRL 2002 Compressors and the User Leases) and (b) all right, title and interest of BRL 2002 in the property and rights subject to the security interest granted by BRL 2002 under the Securitization Indenture (including, without limitation, the UCO 2002 Compressors, the BRL 2002 Compressors, the Head Lease, the Head Lessee Security Agreement, the User Leases and all rights of BRL 2002 under the Head Lease and Head Lessee Security Agreement).

        "Securitization Collections" has the meaning specified in Section 2 hereof.

        "Securitization Compressors" means the UCO 2002 Compressors and BRL 2002 Compressors, collectively.

        "Securitization Default" means a Manager Default (as defined in Appendix A to the Securitization Indenture), an Event of Default (as defined in Appendix A to the Securitization Indenture) or a Universal Event (as defined in Appendix A to the Securitization Indenture).

        "Securitization Documents" means the Securitization Indenture, the Head Lease, the Head Lessee Security Agreement, the Enhancement Agreements, the Management Agreement, each Related Document (as defined in Appendix A to the Securitization Indenture), the Letter Agreement and each other agreement, document or instrument executed in connection with the Securitization Indenture or the Head Lessee Security Agreement.

        "Securitization Indenture" means that certain Indenture, dated as of December 31, 2002, between BRL 2002 and the Indenture Trustee, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

        "Securitization Obligations" means, collectively, (a) any and all sums owing (i) to the Noteholders under the Securitization Indenture, (ii) to the Certificateholders under the BRL Partnership Agreement, (iii) to the Series Enhancers, including under any Enhancement Agreement, (iv) to the Indenture Trustee under the Securitization Indenture or any other Securitization Document and (v) to the Interest Rate Hedge Providers and (b) without duplication of amounts described in clause (a), all amounts owing by UCO 2002 under the Head Lease, and all other obligations, direct or contingent, joint, several or independent of UCO 2002, BRL 2002 or any other obligor under the Securitization Documents now or hereafter existing, due or to become due, including any interest accruing subsequent to the filing of a petition in bankruptcy, whether or not such interest is an allowed claim under applicable law and including, without limitation, all Head Lessee Secured Obligations.

        "Securitization Secured Parties" means, collectively, the Indenture Trustee, UCO 2002, BRL 2002, each Series Enhancer, each Interest Rate Hedge Provider, the Noteholders, and the Certificateholders.

        "Series Enhancer Default" means the occurrence and continuance beyond any applicable notice and cure period of any of the following events:

          (a)  the Series Enhancer shall have failed to pay an insured amount required under the Policy (as defined in Appendix A to the Securitization Indenture) in accordance with its terms;

          (b)  the Series Enhancer shall have (i) filed a petition or commenced any case or proceeding under any provision or chapter of the Bankruptcy Code or any other similar federal or state law relating to solvency, bankruptcy, rehabilitation, liquidation or reorganization, (ii) made a general assignment for the benefit of its creditors, or (iii) had an order for relief entered against it under the Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization which is final and nonappealable; or

          (c)  a court of competent jurisdiction, the Wisconsin Department of Insurance or other competent regulatory authority shall have entered a final and nonappealable order, judgment or decree (i) appointing a custodian, trustee, agent or receiver for the Series Enhancer or for all or any material portion of its property or (ii) authorizing the taking of possession by a custodian, trustee, agent or receiver of the Series Enhancer (or the taking of possession of all or any material portion of the property of the Series Enhancer.

        "Series Enhancers" means Ambac and/or any other Person that may from time to time enter into any other agreement, instrument or document (including any letter of credit, surety bond, financial guaranty insurance policy, insurance agreement or other similar arrangement) providing rights and benefits to holders of Notes and/or holders of Certificates.

        "Repetitive Wire Instructions" means a notice substantially in the form of Exhibit A attached hereto.

        "UCC" means the Uniform Commercial Code (or any successor statute) of the State of New York as in effect from time to time or of any other state or jurisdiction the laws of which are required by Section 9-301 thereof to be applied in connection with the issue of perfection of security interests.

        "UCO 2002" has the meaning specified in the preamble hereto.

        "UCO 2002 Compressors" means, as of any date of determination, all Compressors owned by UCO 2002 as of such date.

        "Unallocated Collections" has the meaning specified in Section 7(a)(ii) hereof.

        "Universal" has the meaning specified in the preamble hereto.

        "Universal Account" means account no. 636283384 maintained at Bank One, N.A. (or any successor thereto) on behalf of and in the name of Universal.

        "Universal Accountants" has the meaning specified in Section 7(a)(ii).

        "Universal Compressors" means the Compressors that are part of the Securitization Collateral, together with that part of the Bank Collateral constituting Compressors, and the Compressors in which the High Yield Indenture Trustee has been granted a security interest by the High Yield Obligor under the High Yield Documents.

        "Universal Lender Documents" means the credit agreements, lease agreements, indentures, including, without limitation, the Bank Documents and the High Yield Documents, that Universal has entered into, or may enter into in the future, with various Universal Lenders, pursuant to which Universal has granted or may in the future grant to any or all such Universal Lenders, a security interest in and Liens on any Non-Securitization Collateral.

        "Universal Lenders" means the various lenders, lessors and/or owners, including, without limitation, the Bank Agent, the High Yield Noteholders, the Bank Lenders and each Additional Universal Lender with which Universal has entered into, or may enter into in the future, any Universal Lender Document.

        "Universal Obligations" means any and all sums owing under the Universal Lender Documents and all other obligations, direct or contingent, joint, several or independent of Universal or any other obligor under the Universal Lender Documents now or hereafter existing, due or to become due, including any interest accruing subsequent to the filing of a petition in bankruptcy, whether or not such interest is an allowed claim under applicable law.

        "User" means any Person (other than UCO 2002) that leases or subleases any Securitization Compressor.

        "User Lease" means any lease of one or more Securitization Compressors entered into with a User, as lessee, together with all schedules, exhibits, riders, amendments, modifications and supplements thereto.

        SECTION 2. Securitization Collections.    The following shall constitute the "Securitization Collections":

          (a)  all Collections in respect of UCO 2002's and BRL 2002's Domestic Contract Compression Business, including, without limitation, any and all rental payments under User Leases of the Securitization Compressors;

          (b)  all Collections in respect of the sale, transfer or disposition of any Securitization Collateral and all Collections in respect of any casualty or other event of loss affecting any Securitization Collateral; and

          (c)  all proceeds and products of any and all of the foregoing.

        SECTION 3. Acknowledgments Regarding Securitization Collateral.    Each Universal Lender party hereto hereby acknowledges and agrees that, until all Securitization Obligations shall have been paid in full in cash:

          (a)  In the event that any Liens on or security interest in all or any portion of the Securitization Collateral at any time exists in favor of any Universal Lenders, each such Universal Lender will, immediately upon the request of the Indenture Trustee, release or otherwise terminate such security interest in and Lien upon such Securitization Collateral and such Universal Lender will immediately deliver such release documents as the Indenture Trustee may require in connection therewith.

          (b)  Without limiting the agreements contained in paragraph (a) above, all security interests in or Liens on the Securitization Collateral now or at any time hereafter granted (x) by UCO 2002 to BRL 2002, (y) by BRL 2002 to the Indenture Trustee or (z) by Universal to UCO 2002, in each case, pursuant to the Securitization Documents, secure the Securitization Obligations and shall be prior, paramount, and superior to any and all Liens and security interests, if any, on or in such Securitization Collateral heretofore, now or at any time hereafter granted by Universal to any Universal Lender, either pursuant to the Universal Lender Documents or otherwise (and, as such, any interest of any Universal Lender in the Securitization Collections and the Securitization Collateral shall be at all times subordinated to the interest of BRL 2002, Indenture Trustee or UCO 2002 (as applicable) therein), regardless of the date of execution of any such Lien documents or the order of filing of any of them for record in any public office. The Lien priorities provided in this Section 3(b) shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of either the Securitization Obligations or the Securitization Documents, on the one hand, or the Universal Obligations or the Universal Lender Documents, on the other hand, nor by any action or inaction which the Indenture Trustee, or any other beneficiary under the Securitization Indenture may take or fail to take in respect of the Securitization Collections and the Securitization Collateral.

          (c)  Each Universal Lender hereby fully, unconditionally and irrevocably disclaims, waives, relinquishes and releases any and all rights it may have, now or in the future, to the Securitization Collateral, including, without limitation, to (i) foreclose or otherwise realize upon, or attempt to foreclose or otherwise realize upon any of the Securitization Collateral, including, without limitation, the Securitization Collections, or assert any claims or interests therein, or (ii) seek to obtain possession of or issue or cause to be issued any levies, garnishments, attachments, or other legal process of any kind or nature against any of the Securitization Collateral, including, without limitation, the Securitization Collections, or (iii) to the extent such contact relates to any User Lease or other Securitization Collateral, contact any Users or other Persons that are account debtors or lessees with respect to any Securitization Collateral.

        SECTION 4. Acknowledgment Regarding Non-Securitization Collateral.    The Indenture Trustee hereby acknowledges and agrees that, so long as any Universal Obligations are outstanding:

          (a)  In the event that any Liens on or security interest in all or any portion of the Non-Securitization Collateral at any time exists in favor of the Indenture Trustee, the Indenture Trustee will, immediately upon the request of Universal or the Bank Agent, release or otherwise terminate such security interest in and Lien upon such Non-Securitization Collateral and the Indenture Trustee will immediately deliver such release documents as Universal or the Bank Agent may require in connection therewith.

          (b)  Without limiting the agreements contained in paragraph (a) above, all security interests in or Liens on the Non-Securitization Collateral now or at any time hereafter granted by Universal to any Universal Lender pursuant to the Universal Lender Documents, secure the Universal Obligations and shall be prior, paramount, and superior to any and all Liens and security interests, if any, on or in such Non-Securitization Collateral heretofore, now or at any time hereafter granted to the Indenture Trustee, either pursuant to the Securitization Documents or otherwise (and, as such, any interest of the Indenture Trustee in the Non-Securitization Collections and the Non-Securitization Collateral shall be at all times subordinated to the interest of any such Universal Lender), regardless of the date of execution of any such Lien documents or the order of filing of any of them for record in any public office. The Lien priorities provided in this Section 4(b) shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of either the Universal Obligations or the Universal Lender Documents, on the one hand, or the Securitization Obligations or the Securitization Documents, on the other hand, nor by any action or inaction which the Universal Lenders may take or fail to take in respect of the Non-Securitization Collateral.

          (c)  The Indenture Trustee hereby fully, unconditionally and irrevocably disclaims, waives, relinquishes and releases any and all rights it may have, now or in the future, to the Non-Securitization Collateral, including, without limitation, to (i) foreclose or otherwise realize upon, or attempt to foreclose or otherwise realize upon any of the Non-Securitization Collateral, or assert any claims or interests therein, or (ii) seek to obtain possession of or issue or cause to be issued any levies, garnishments, attachments, or other legal process of any kind or nature against any of the Non-Securitization Collateral, or (iii) contact any parties who are account debtors or lessees with respect to Non-Securitization Compressors to the extent such contact relates to the Non-Securitization Collateral.

        SECTION 5. Intercreditor Collateral Agent.

          (a)    Appointment.    Each of the Collection Parties and Universal hereby designates the Intercreditor Collateral Agent to act, and the Intercreditor Collateral Agent hereby accepts such designation to act, as specified herein and as such Collection Party's nominee and agent under the Universal Lender Documents and under the Securitization Indenture, as the case may be, and, in the case of Universal, to act as Universal's nominee and agent under the Universal Lender Documents, the Securitization Documents and otherwise for Universal in its own capacity, to hold for the such Collection Party's and Universal's respective benefit all Collections from the Collateral that may from time to time be in the possession or control of the Intercreditor Collateral Agent in the Lockbox Account. Without prejudice to the rights of the Collection Parties to enforce the Securitization Documents and the Universal Lender Documents, as the case may be, each of the Collection Parties and Universal hereby irrevocably authorizes the Intercreditor Collateral Agent to take such action to exercise such powers and remedies and to perform such duties hereunder as are specifically provided or delegated to or required of the Intercreditor Collateral Agent by the terms hereof and such other powers as are reasonably incidental thereto. The Intercreditor Collateral Agent may perform any of its duties hereunder by or through its agents or employees.

          (b)    Duties of Intercreditor Collateral Agent.

            (i)    The Intercreditor Collateral Agent shall not be deemed to have any knowledge (imputed or otherwise) of: (A) any of the terms or conditions of the Universal Lender Documents, the Securitization Documents or any documents referred to therein or relating to any financing arrangement between or among any of the Collection Parties and/or Universal, or any other party, or any breach thereof, or (B) any occurrence or existence of a default thereunder. The Intercreditor Collateral Agent has no obligation to inform any Person of any breach thereunder or take any action in connection with any of the foregoing, except such actions as are specified in this Agreement.

            (ii)  The Intercreditor Collateral Agent is not responsible for the enforceability or validity of the security interest in the Collateral and the Lockbox Account.

            (iii)  The Intercreditor Agreement shall have no duties or responsibilities to the Collection Parties or Universal except those expressly set forth or described herein and the duty to exercise "ordinary care" with respect to the Collateral in its possession or under its control and as required by applicable law. With respect to the immediately preceding sentence, the Intercreditor Collateral Agent shall be deemed to have exercised "ordinary care" if its action or failure to act is in conformity with general banking usages or is otherwise in accordance with commercially reasonable practices of the banking industry. Except as set forth above with respect to the Intercreditor Collateral Agent's duties with respect to the Collateral in its possession or under its control, neither the Intercreditor Collateral Agent nor any of its officers, directors, employees or agents shall be liable to the Collection Parties or Universal for any action taken or omitted by it as such hereunder, or in connection herewith, unless caused by its or their gross negligence or willful misconduct.

            (iv)  The duties of the Intercreditor Collateral Agent as agent of the Collection Parties and Universal shall be mechanical and administrative in nature. The Intercreditor Collateral Agent shall not have, by reason of this Agreement or any Securitization Document or Universal Lender Document, a fiduciary relationship in respect of the Collection Parties and Universal and nothing herein expressed or implied, is intended to or shall be so construed as to impose upon the Intercreditor Collateral Agent any obligations in respect of any Securitization Document or Universal Lender Document except as expressly set forth herein. The Intercreditor Collateral Agent shall not be liable for consequential, incidental or special damages even if it has been advised of the possibility of same. The Intercreditor Collateral Agent shall not be liable for failure to perform its obligations when the failure arises out of causes beyond its control, including, without limitation, an act of a governmental or regulatory authority, an act of God, accident, equipment failure, labor disputes or system failure, provided it has exercised commercially reasonable diligence with respect thereto.

          (c)    Reliance of the Intercreditor Collateral Agent.    The Intercreditor Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message that the Intercreditor Collateral Agent reasonably believes in good faith to be signed, sent or made by any apparently authorized person or entity, with respect to all matters pertaining to the Collateral and its duties hereunder. Neither any Collection Party nor Universal shall have any right of action whatsoever against the Intercreditor Collateral Agent as a result of the Intercreditor Collateral Agent acting or refraining from acting based upon instructions given to the Intercreditor Collateral Agent pursuant to and consistent with this Agreement to so act or refrain from acting, provided that such action or refraining from acting is in accordance with this Agreement. Unless expressly provided herein, the Intercreditor Collateral Agent shall have a reasonable opportunity to act after the receipt of any notice or instruction as described herein.

        SECTION 6. Establishment of Accounts; Deposit of Collections.

          (a)  Universal shall cause the Lockbox Account to be maintained with the Intercreditor Collateral Agent and in the name of, and under the exclusive dominion and control of, the Intercreditor Collateral Agent for the benefit of the Collection Parties and Universal, at the expense of Universal, and Universal shall not, and shall have no right to, make withdrawals therefrom or have access thereto, except with respect to Non-Securitization Collections to the extent provided in Section 7(b)(i) hereof. The Collection Parties hereby agree that the Lockbox Account shall be under the exclusive dominion and control of the Intercreditor Collateral Agent and the Collection Parties shall not, and shall have no right to, make withdrawals therefrom or have access thereto. Each of Universal and the Intercreditor Collateral Agent agrees that it shall not transfer any funds from the Lockbox Account to the Securitization Account or the Universal Account or to any other account unless such transfer is in accordance with Section 7 or Section 8 hereof.

          (b)  Without limiting the effectiveness of the security interest granted under the Head Lessee Security Agreement, UCO 2002 hereby assigns, conveys, mortgages and hypothecates to the Intercreditor Collateral Agent, for the benefit of BRL 2002 and its assigns, and hereby pledges and grants to the Intercreditor Collateral Agent, for the benefit of BRL 2002 and its assigns, a security interest in and a continuing Lien on, all of UCO 2002's right, title and interest, whether now owned or existing or hereafter created or acquired in, to and under Lockbox Account, including, without limitation, any and all deposits, monies, securities or other property (including any investment property) from time to time in or constituting the Lockbox Account, including any Collections in respect of any Securitization Collateral, as security for its obligations under the Securitization Documents.

          (c)  Without limiting the effectiveness of the security interest granted under the Securitization Indenture, BRL 2002 hereby assigns, conveys, mortgages and hypothecates to the Intercreditor Collateral Agent, for the benefit of the Indenture Trustee, and hereby pledges and grants to the Intercreditor Collateral Agent, for the benefit of the Indenture Trustee, a security interest in and a continuing Lien on, (i) all of BRL 2002's right, title and interest, whether now owned or existing or hereafter created or acquired in, to and under Lockbox Account, including, without limitation, any and all deposits, monies, securities or other property (including any investment property) from time to time in or constituting the Lockbox Account, including any Collections in respect of any Securitization Collateral and (ii) all of BRL 2002's right, title and interest, whether now owned or existing or hereafter created or acquired in, to or under the security interest and Lien granted by UCO 2002 to the Intercreditor Collateral Agent for the benefit of BRL 2002 pursuant to Section 6(b) above, in each case, as security for its obligations under the Securitization Documents.

          (d)  Universal in its own capacity, as Manager under the Securitization Documents and as manager and/or collection agent from time to time for various third parties, hereby assigns, conveys, mortgages and hypothecates to the Intercreditor Collateral Agent, for the benefit of the Universal Lenders and the Securitization Secured Parties, and hereby pledges and grants to the Intercreditor Collateral Agent, for the benefit of the Universal Lenders and the Securitization Secured Parties, as their interests may appear, a security interest in and a continuing Lien on, all of Universal's right, title and interest, whether now owned or existing or hereafter created or acquired in, to and under Lockbox Account, including, without limitation, any and all deposits, monies, securities or other property (including any investment property) from time to time in or constituting the Lockbox Account, including any Collections from the Domestic Contract Compression Business in respect of any Collateral, as security for its obligations under the Securitization Documents and the Universal Lender Documents.

          (e)  The parties hereto each agree and acknowledge that (i) the security interests and Liens granted pursuant to this Section 6 constitute "control" under and for purposes of Section 9-104(a)(1) of the UCC for the benefit of the various parties named herein and (ii) Bank One, N.A. individually, and as the Intercreditor Collateral Agent will, for purposes of Section 9-104(a)(2) and Sections 8-106 and 8-501 of the UCC, for the benefit of BRL 2002 and the Indenture Trustee, comply with instructions originated by the Indenture Trustee (as directed by the Control Party) directing the disposition of the funds in the Lockbox Account that are properly allocable to the Securitization Collateral without further notice by or to any party. Notwithstanding the foregoing, the Intercreditor Collateral Agent and each of the Collection Parties agree that Universal shall have the right to allocate Collections in the Lockbox Account to the extent provided in Section 7(a)(i), 7(a)(ii), 7(c) or 8(a) hereof and disburse any Non-Securitization Collections to the extent so permitted in accordance with Section 7(b)(i) hereof.

          (f)    Universal shall (i) cause all Collections with respect to the Domestic Contract Compression Business, including, without limitation, all rental payments made by Users, account debtors, lessees, or sublessees of Securitization Compressors or by lessees or sublessees of any Universal Compressors, all casualty proceeds from Securitization Compressors, all other payments from the Domestic Contract Compression Business in respect of the Securitization Collateral paid by account debtors, lessees and other obligors in respect thereof, to be deposited directly in, or credited directly to, the Lockbox Account and (ii) notify all persons and entities obligated to Universal, or making payments to Universal for the benefit of any other Person, in respect of the Domestic Contract Compression Business to make all such payments directly into the Lockbox Account.

SECTION 7. Allocation of Collections; Disbursements of Collections.

          (a)    Allocations.

            (i)    On each Business Day, Universal shall allocate all Collections then on deposit in or constituting the Lockbox Account between Securitization Collections and Non-Securitization Collections and provide written notice thereof (which notice may be made by facsimile or electronic mail) to the Indenture Trustee and the Bank Agent prior to the close of business on the day on which such allocations are made.

            (ii)  In the event the Bank Agent at any time or for any reason questions any Allocated Collection, Universal agrees to promptly cooperate and direct the Universal Accountants (as defined below) to work with the Bank Agent and its representatives to explain such Allocated Collection and provide such other information regarding same as reasonably requested from time to time by the Bank Agent. The Indenture Trustee (at the direction of the Control Party) may, at such times as set forth in the Letter Agreement and with reasonable prior notice to Universal, appoint an independent accounting firm (the "Securitization Accountants") to examine the books and records of Universal that would constitute the basis for properly allocating any Collections then on deposit in the Lockbox Account that have theretofore not been allocated (collectively, the "Unallocated Collections"), including, without limitation, all User Leases and related invoices in respect thereof, and such Securitization Accountants shall cooperate with Universal's in-house accountants (the "Universal Accountants") (and Universal hereby agrees that it shall direct the Universal Accountants to cooperate with the Securitization Accountants so appointed by the Indenture Trustee) to determine the allocation of such Unallocated Collections and the Bank Agent shall have the right to have its representatives present during all such calls and meetings and Universal shall cause the Bank Agent to be contemporaneously copied on all written information regarding the determination of such allocations in each case; provided, however, that if the Universal Accountants and the Securitization Accountants are not able to agree on the allocation of such Unallocated Collections within five (5) Business Days, then Universal (with the written approval of the Bank Agent, which approval shall not be unreasonably withheld or delayed) and the Indenture Trustee (at the direction of the Control Party), within one (1) Business Day after such five (5) Business Day period expires, shall select another nationally recognized accounting firm (the "Allocation Accounting Firm") which is reasonably acceptable to Universal and the Indenture Trustee to determine the proper allocation of such Unallocated Collections. The determination of such Allocation Accounting Firm shall be final and binding upon Universal, the Universal Lenders, the Indenture Trustee and the Control Party, and Universal shall promptly provide notice of such appointment to the Bank Agent. Universal agrees that it shall make the Bank

    Agent privy to all communications involving the Allocation Accounting Firm relating to the proper allocation of such Unallocated Collections and the Bank Agent shall be entitled to communicate with Universal and the Allocation Accounting Firm regarding the same. Universal shall allocate all Unallocated Collections (a) as mutually agreed by the Universal Accountants and the Securitization Accountants or (b) as determined by the Allocation Accounting Firm pursuant to this Section 7(a)(ii), as applicable, and in each case provide written notice thereof (which notice may be made by facsimile or electronic mail) to the Indenture Trustee and the Bank Agent prior to the close of business on the day on which such allocations are made. All fees, costs and expenses of the Securitization Accountants and the Allocation Accounting Firm under this Section 7(a)(ii) shall be paid in accordance with the Letter Agreement.

            (iii)  In the event that Universal is replaced as Manager, then allocations of Collections pursuant to Section 7(a)(i) or 7(a)(ii) above shall be made in good faith based upon the information provided by the then current Manager.

            (iv)  Notwithstanding anything contained herein to the contrary, each of the parties hereto agrees that the provisions of Sections 3 and 4 above constitute a "subordination agreement" for purposes of Section 510(a) of the Bankruptcy Code.

            (v)  Each party hereto agrees that it will abide by allocations of Collections made in accordance with this Section 7(a).

          (b)    Disbursements.

            (i)    So long as no Securitization Default or Bank Default has occurred and is continuing, on any Business Day, Universal may use electronic banking methods acceptable to the Intercreditor Collateral Agent and consistent with past practice to direct the Intercreditor Collateral Agent to transfer funds from the Lockbox Account to the Universal Account in an amount in the aggregate equal to the Allocated Collections constituting Non-Securitization Collections, prior to the close of business on such day. After the occurrence of a Securitization Default or a Bank Default, Allocated Collections constituting Non-Securitization Collections shall be disbursed in accordance with Section 8(b) or Section 8(c), as the case may be.

            (ii)  On the same Business Day as Universal makes any allocation of Collections pursuant to Section 7(a)(i), 7(a)(ii), 7(c) or 8(a) hereof, prior to the close of business on such day, Universal will use electronic banking methods acceptable to the Intercreditor Collateral Agent and consistent with past practice to direct the Intercreditor Collateral Agent to transfer funds from the Lockbox Account to the account specified by the Indenture Trustee (at the direction of the Control Party) in the then current Repetitive Wire Instructions delivered to the Intercreditor Collateral Agent (such account, or any other account that may be specified by the Indenture Trustee in a subsequent delivery of Repetitive Wire Instructions, the "Securitization Account") in an amount equal to the Allocated Collections constituting Securitization Collections.

            (iii)  In the event that an allocation of Collections under Section 7(a) or disbursement of Allocated Collections pursuant to Section 7(b) is made to (A) the Universal Account in excess of the Non-Securitization Collections or (B) the Securitization Account, in excess of the Securitization Collections (any such event in clauses (A) and (B) above, a "Misallocation"), then Universal shall immediately notify the Indenture Trustee and the Bank Agent thereof, and (x) in the case of a Misallocation described in clause (A) above, Universal and the Universal Lenders and (y) in the case of a Misallocation described in clause (B) above, the Indenture Trustee, shall, upon receipt of such written notice from Universal, hold such amount and remit and payover any and all such amounts received to the Intercreditor Collateral Agent for proper allocation in accordance with the provisions of Section 7(a) above or Section 7(c) or 8(a) below (as applicable), to the extent that such amounts are still held by such Person. In the event that any Misallocation occurs, Universal covenants and agrees to deposit into the Lockbox Account an amount in cash equal to such Misallocation (net of any portion thereof that has been paid over by the Universal Lenders or the Indenture Trustee pursuant to the preceding sentence) for proper allocation and disbursement in accordance with the provisions hereof within three (3) Business Days after the earlier of the date on which Universal shall have knowledge thereof and the date on which Universal receives notice from any other Person (including pursuant to the procedures described in Section 7(c) hereof) of such Misallocation.

          (c)    Disputed Allocations.

            (i)    In the event that the Indenture Trustee (acting at the direction of the Control Party) disputes the allocation of any Allocated Collections in good faith (any such disputed allocation of Collections, collectively, the "Disputed Allocations"), then in such event the Indenture Trustee (at the direction of the Control Party) may, at such times as set forth in the Letter Agreement and with reasonable prior notice to Universal, appoint the Securitization Accountants to examine the books and records of Universal which constitute the basis for properly allocating such Disputed Allocations, including, without limitation, all User Leases and related invoices in respect thereof, and such Securitization Accountants shall cooperate with the Universal Accountants (and Universal hereby agrees that it shall direct the Universal Accountants to cooperate with the Securitization Accountants so appointed by the Indenture Trustee) to determine the allocation of such Disputed Allocations and the Bank Agent shall have the right to have its representatives present during all such calls and meetings and Universal shall cause the Bank Agent to be contemporaneously copied on all written information regarding the determination of such Disputed Allocations in each case; provided, however, that if the Universal Accountants and the Securitization Accountants are not able to agree on the allocation of such Disputed Allocations within five (5) Business Days, then Universal (with the written approval of the Bank Agent, which approval shall not be unreasonably withheld or delayed) and the Indenture Trustee (at the direction of the Control Party), within one (1) Business Day after such five (5) Business Day period expires, shall appoint the Allocation Accounting Firm to determine the proper allocation of such Disputed Allocations. The determination of such Allocation Accounting Firm shall be final and binding upon Universal, the Bank Agent, the Indenture Trustee and the Control Party. Universal shall allocate all Disputed Allocations (i) as mutually agreed by the Universal Accountants and the Securitization Accountants or (ii) as determined by the Allocation Accounting Firm pursuant to this Section 7(c), as applicable, and in each case provide written notice thereof (which notice may be made by facsimile or electronic mail) to the Indenture Trustee and the Bank Agent prior to the close of business on the day on which such allocations are made. All fees, costs and expenses of the Securitization Accountants and the Allocation Accounting Firm under this Section 7(c) shall be paid in accordance with the Letter Agreement.

            (ii)  In the event the Bank Agent at any time or for any reason questions any Allocated Collection, Universal agrees to promptly cooperate and direct the Universal Accountants to work with the Bank Agent and its representatives to explain such Allocated Collection and provide such other information regarding same as reasonably requested from time to time by the Bank Agent.

        SECTION 8.    Monitoring of Allocation Process; Effect of a Securitization Default; Effect of a Bank Default.

          (a)    Monitoring of Allocation Process.    The Indenture Trustee (acting at the direction of the Control Party) may, at such times as set forth in the Letter Agreement, appoint the Securitization Accountants to examine the books and records of Universal that would constitute the basis for properly allocating the Collections, including, without limitation, any lease agreements and invoices in respect thereof, and such Securitization Accountants shall (i) cooperate with the Universal Accountants (and Universal hereby agrees that it shall direct the Universal Accountants to cooperate with the Securitization Accountants so appointed by the Indenture Trustee) to determine the allocation of all Collections from time to time on deposit in the Lockbox Account and (ii) have access to such books and records that would constitute the basis for properly allocating the Collections, including, without limitation, any lease agreements and invoices in respect thereof, and any other resources of Universal reasonably necessary to monitor the allocation process on a day-to-day basis with respect to all current or future allocations of Collections received by or in the Lockbox Account as set forth in this Agreement; provided, however, that if the Universal Accountants and the Securitization Accountants are not able to agree on the allocation of any such Collections, then Universal (with the written approval of the Bank Agent, which approval shall not be unreasonably withheld or delayed) and the Indenture Trustee (at the direction of the Control Party) shall appoint the Allocation Accounting Firm to determine the proper allocation of all such Collections and all future Collection from such date. The Indenture Trustee shall have no duty to monitor the allocation process pursuant to Section 7 or 8 hereof, and shall take action only upon the receipt of direction from the Control Party. Upon and after the exercise by the Indenture Trustee's rights under this Section 8(a), the Universal shall allocate all Collections then on deposit in the Lockbox Account and all future Collections deposited in the Lockbox Account (x) as mutually agreed by the Universal Accountants and the Securitization Accountants or (y) as determined by the Allocation Accounting Firm pursuant to this Section 8(a), and in each case provide written notice thereof (which notice may be made by facsimile or electronic mail) to the Indenture Trustee and the Bank Agent prior to the close of business on the day on which such allocations are made. All fees, costs and expenses of the Securitization Accountants and the Allocation Accounting Firm under this Section 8(a) shall be paid in accordance with the Letter Agreement.

          (b)    Effect of a Securitization Default.    After the occurrence of a Securitization Default, then, subject to the other provisions of this Agreement and to the terms of the Securitization Documents, (i) the Intercreditor Collateral Agent shall take such steps as may be instructed in writing by the Indenture Trustee (as directed by the Control Party) to receive, hold and distribute all or any portion of the Securitization Collateral and proceeds thereof and to comply with its other obligations set forth in this Agreement and (ii) the Indenture Trustee (at the direction of the Control Party) may take such steps as it is entitled to take under the Securitization Documents with respect to enforcement of any Securitization Document and collection and realization of the Securitization Collateral (or any portion thereof) and the proceeds thereof.

          (c)    Effect of a Bank Default.    After the occurrence of a Bank Default, then, subject to the other provisions of this Agreement and to the terms of the Bank Documents, (i) the Intercreditor Collateral Agent shall take such steps as may be instructed in writing by the Bank Agent to receive, hold and distribute all or any portion of the Bank Collateral and proceeds thereof and to comply with its other obligations set forth in this Agreement and (ii) the Bank Agent may take such steps as it is entitled to take under the Bank Documents with respect to enforcement of any Bank Document and collection and realization of the Bank Collateral (or any portion thereof) and the proceeds thereof.

          (d)    Conflicting Instruction.    Notwithstanding the foregoing, the Intercreditor Collateral Agent shall have no duty or responsibility to exercise any discretion with respect to determining the nature of, receiving, holding and/or distributing all or any portion of the Collateral or any other collateral or funds held by the Intercreditor Collateral Agent pursuant to the terms of this Agreement. In the event the Intercreditor Collateral Agent receives conflicting notices or instructions or in the event it is unable in good faith to determine what action it should take, or is unsure as to the application, intent, interpretation or meaning of any provision therein or hereof, the Intercreditor Collateral Agent may give notice (in such form as shall be appropriate under the circumstances) to Universal and the Indenture Trustee, requesting written instructions as to the course of action to be adopted, and, to the extent the Intercreditor Collateral Agent acts in good faith in accordance with any such appropriate instruction received from Universal and the Indenture Trustee (as directed by the Control Party), the Intercreditor Collateral Agent shall not be liable on account of such action or inaction to any Person. Except with respect to any instructions received from the Indenture Trustee (as directed by the Control Party) directing the disposition of the funds on the Lockbox Account that are properly allocated to the Securitization Collateral, if the Intercreditor Collateral Agent shall not have received appropriate instructions within ten (10) days of such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances), it may, but shall be under no duty to, take or refrain from taking such action which is consistent, in its view, with this Agreement, and the Intercreditor Collateral Agent shall have no liability to any Person for any such action or inaction.

        SECTION 9.    Compensation and Indemnity of Intercreditor Collateral Agent; Waiver of Right of Set-off.

          (a)  Universal shall be liable to pay to the Intercreditor Collateral Agent from time to time reasonable compensation for its services. Universal shall be liable to reimburse the Intercreditor Collateral Agent upon request for all reasonable disbursements, expenses and advances incurred or made by it. Such expenses shall include the reasonable compensation, disbursements and expenses of the Intercreditor Collateral Agent's agents and counsel and, subject to the limitations set forth in Section 4 of the Letter Agreement, all fees, costs and expenses of any Securitization Accountants and/or Allocation Accounting Firm engaged pursuant to the terms hereof. Universal shall indemnify the Intercreditor Collateral Agent for, and hold it harmless against, any claim, demand, expense (including but not limited to reasonable attorney's fees and expenses), loss or liability incurred by it without gross negligence or bad faith on its part, arising out of or in connection with the performance of its rights or duties hereunder, the Lockbox Account and the services provided in conjunction therewith. The Intercreditor Collateral Agent shall notify Universal promptly of any claim asserted against the Intercreditor Collateral Agent for which it may seek indemnity. However, failure by the Intercreditor Collateral Agent to notify Universal shall not relieve Universal of its obligations hereunder. Upon the Intercreditor Collateral Agent's request, Universal shall defend the claim and the Intercreditor Collateral Agent shall provide reasonable cooperation at Universal's expense in the defense. The Intercreditor Collateral Agent may have separate counsel and Universal shall be liable to pay the reasonable fees and expenses of such counsel. Universal need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld or delayed. Universal need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Intercreditor Collateral Agent through the Intercreditor Collateral Agent's gross negligence or bad faith. Any amount due under this Section 9(a) that remains unpaid for thirty (30) days after notice thereof shall bear interest at the federal funds rate from the date of notice to the date of payment.

          (b)  (i) Except as provided below, the Intercreditor Collateral Agent and Bank One, N.A., in its individual capacity, hereby subordinate all Liens, encumbrances, claims and rights of setoff it may have, now or in the future, against the Lockbox Account or any Collateral or Collections or any other property in such Lockbox Account to the prior payment in full in cash of all Securitization Obligations and Universal Obligations and agree that the Liens and security interests securing such Securitization Obligations and Universal Obligations are superior to any such Liens, encumbrances, claims and rights of setoff which the Intercreditor Collateral Agent might have or obtain in the Lockbox Account or any Collateral or Collections or any other property in such Lockbox Account.

            (ii)  Notwithstanding the foregoing, the Intercreditor Collateral Agent and Bank One, N.A., in its individual capacity, may debit the Lockbox Account from time to time, for (a) checks and other items, including, without limitation, any automated clearinghouse transactions, which are returned for any reason ("Returned Items"), (b) necessary account adjustments, and (c) overdrafts; provided, however, no such offset shall be made unless the Intercreditor Collateral Agent advises Universal of the amount thereof in accordance with the Intercreditor Collateral Agent's current practice.

            (iii)  In the event that any charges or fees then due from Universal or any other party to the Intercreditor Collateral Agent under this Agreement or related to the Returned Items, the Lockbox Account or the services provided hereunder, Universal agrees to pay such amounts to the Intercreditor Collateral Agent within thirty (30) days of Universal's receipt by the Intercreditor Collateral Agent of a written invoice therefor. In the event that Universal fails to pay the amounts described in the preceding sentence within the time period set forth above, then the Intercreditor Collateral Agent shall have the right to debit the Lockbox Account for such amounts (and, upon payment by Universal of such amounts to the Intercreditor Collateral Agent, the Intercreditor Collateral Agent shall deposit such amounts into the Lockbox Account).

            (iv)  In the event there are insufficient funds in the Lockbox Account to reimburse the Intercreditor Collateral Agent for the amount of any Returned Items or unpaid charges or fees for which the Intercreditor Collateral Agent is entitled to debit the Lockbox Account in accordance with clause (ii) or (iii) above, then Universal shall (x) reimburse the Intercreditor Collateral Agent immediately upon demand and (y) to the extent Collections in respect of Returned Items have been disbursed to any Collection Party in accordance with the terms of this Agreement, may debit an amount equal to such disbursement from future allocations to such Collection Party.

        SECTION 10.    Resignation by or Removal of Intercreditor Collateral Agent.

          (a)  The Intercreditor Collateral Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least 60 days' prior written notice to each of Universal, the Indenture Trustee and each Universal Lender then party thereto. Universal (with the consent of the Control Party which consent shall not be unreasonably withheld) may, at any time, for or without cause, remove the Intercreditor Collateral Agent by giving at least 20 days prior written notice to the Intercreditor Collateral Agent, the Indenture Trustee and each Universal Lender then party thereto.

          (b)  Upon the effectiveness of any such notice of resignation or removal given pursuant to Section 10(a) above, Universal shall appoint a successor Intercreditor Collateral Agent hereunder (with the consent and approval of the Control Party (such consent and approval not to be unreasonably withheld)) which shall be an incorporated bank or trust company and which shall execute counterparts hereof.

          (c)  If a successor Intercreditor Collateral Agent shall not have been so appointed within the applicable notice period, the Control Party shall then appoint a successor Intercreditor Collateral

  Agent which shall be a bank or trust company with a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition and which shall execute counterparts hereof and which shall serve as Intercreditor Collateral Agent hereunder or thereunder until such time, if any, as Universal appoints a successor Intercreditor Collateral Agent as provided above.

          (d)  After the resignation or removal of any Intercreditor Collateral Agent pursuant to this Section 10, the provisions of Section 5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Intercreditor Collateral Agent hereunder, and Section 9(a) above shall continue to inure to its benefit.

        SECTION 11.    No Implied Waivers, etc.    Except as expressly provided herein, nothing in this Agreement shall be deemed to constitute a waiver of or shall otherwise affect any of the interests, rights or remedies which either the Universal Lenders or the Indenture Trustee may have under the Universal Lender Documents or the Securitization Documents, respectively, or under applicable law.

        SECTION 12.    Amendments.    No term or provision of this Agreement may be amended, modified, waived, discharged or terminated orally and any such term or provision may only be amended, modified, waived, discharged or terminated by an instrument in writing signed by the Indenture Trustee (at the direction of the Control Party), Universal and the Intercreditor Collateral Agent; provided, however, that no such instrument or agreement shall amend, modify or waive any provision of this Agreement relating to the allocation of Collections hereunder or otherwise affect the rights of any Collection Party or Universal to receive distributions and/or payments of Collections allocated hereunder or under any other Related Document, without the written consent of such Collection Party or Universal, as the case may be, then party to this Agreement (in addition to the other Parties required to consent thereto). Universal hereby agrees that it shall give the Bank Agent copies of all amendments executed, including those to which the Bank Agent's consent is not required pursuant to this Agreement.

        SECTION 13.    Benefit of Agreement; Joinder.

          (a)  This Agreement is intended solely for the benefit of the Collection Parties and Universal and their respective successors and assigns and no other Person shall have any right, power, benefit, privilege, priority or interest under or through this Agreement. Each party hereto agrees that, if the Indenture Trustee shall fail to act as directed by the Control Party at any time at which it is so required hereunder or under any Related Document, then the Control Party shall be entitled to directly enforce the provisions of this Agreement or take any such action directly in its own capacity or on behalf of the Indenture Trustee.

          (b)  Universal Lenders not initially party to this Agreement shall be entitled to participate in this Agreement, as it may from time to time be amended or supplemented, by executing a "Supplemental Agreement," substantially in the form of Exhibit B hereto, accepting the terms of this Agreement, as amended and supplemented to the date of such execution. Upon execution and delivery of such "Supplemental Agreement," such party shall become a Universal Lender hereunder with the same force and effect as if originally named as a Universal Lender herein. Such participation shall require the written approval of Universal and the Intercreditor Collateral Agent but shall not require the further authorization or approval of any of the other parties hereto, provided that the participation in this Agreement by such additional party does not conflict with the Universal Lender Documents or the Securitization Documents, and provided further that Universal shall have given five (5) days' prior written notice of the participation in this Agreement by such additional party to each of the Indenture Trustee and the Series Enhancer then party to this Agreement. Universal shall promptly furnish each of the Indenture Trustee, the Series Enhancer and the Intercreditor Collateral Agent then party to this Agreement with a copy of the executed Supplemental Agreement with such additional party. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Universal Lender as a party to this Agreement.

        SECTION 14.    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction the substantive laws of which are held to be applicable hereto shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        SECTION 15.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single agreement.

        SECTION 16.    Notices.    All notices and other communications provided to any party hereto under this Agreement shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth on the signature pages hereof or at such other address or facsimile number as may be designated by such party from time to time in a notice complying as to delivery with the terms of this section to the other parties. Any notice, if mailed or sent by courier or hand delivery, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when such notice is transmitted and receipt is confirmed by telephone or electronic means.

        SECTION 17.    Headings.    The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

        SECTION 18.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including without limitation, Section 5-1401 of the New York General Obligations Law, except that matters relating solely to the operations of the Lockbox Account and the payment of checks and other items governed by Articles 3 and 4 of the Uniform Commercial Code shall be governed by and construed in accordance with the laws of the State of Texas.

        SECTION 19.    No Petition.    (a) Each of the Universal Lenders hereby covenants and agrees that (i) prior to the date which is one year and one day after the payment in full of all Securitization Obligations, it will not institute against or join any other Person in instituting against UCO 2002 or BRL 2002 any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of the United States, including, without limitation, the Bankruptcy Code, or any state of the United States, (ii) it will not seek to challenge or contest, in any proceeding, suit or action of any nature whatsoever or otherwise, any transfer, disposition or "true sale" of any Securitization Collateral or other assets pursuant to any of the Securitization Documents and (iii) it will not seek, through any proceeding, suit or action of any nature whatsoever or otherwise, the consolidation, financial or otherwise, of BRL 2002 or UCO 2002 with any other Person.

          (b)  The provisions of this Section 19 shall be continuing and shall survive any termination of this Agreement.

        SECTION 20.    Insolvency.    This Agreement shall be applicable both before and after the filing of any petition by or against Universal under the Bankruptcy Code and all converted or succeeding cases in respect thereof, and all references herein to Universal shall be deemed to apply to a trustee for Universal, as the case may be, and Universal, as debtor-in-possession. The relative rights of the Universal Lenders and the Indenture Trustee in or to any allocation of or distributions or disbursements from or in respect of any Non-Securitization Collections or proceeds of Non-Securitization Collections, or Securitization Collections or proceeds of Securitization Collections, respectively, shall continue after the filing thereof on the same basis as prior to the date of the petition, notwithstanding any court order approving the financing of or use of cash collateral by Universal as debtor-in-possession or by any trustee appointed in its case.

        SECTION 21.    Termination.    This Agreement shall terminate upon the indefeasible payment in full in cash of all Securitization Obligations and the satisfaction and discharge of the Securitization Indenture.

        SECTION 22.    Entire Agreement.    The provisions of Bank One, N.A.'s "Commercial Account Agreement" or other treasury management agreement and related service terms governing the relationship between Universal and Bank One, N.A. with respect to the Lockbox Account and any other applicable account ("Bank One Agreements") are incorporated by reference to the extent not inconsistent with this Agreement. In the event of conflict among the provisions of this Agreement and the Bank One Agreements, the provisions of this Agreement shall control. This Intercreditor Agreement, the Letter Agreement and the other Related Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.

        SECTION 23.    Rules of Usage.    The following rules of usage shall apply to this Agreement (and each appendix, schedule, exhibit and annex to the foregoing) unless otherwise required by the context or unless otherwise defined therein.

          (a)  The defined terms in this Agreement shall include the plural as well as the singular, and the use of any gender herein shall be deemed to include any other gender.

          (b)  Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement.

          (c)  Except as otherwise expressly provided, any definition defined or in any other document shall be equally applicable to the singular and plural forms of the terms defined.

          (d)  Except as otherwise expressly provided, references in this Agreement to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to this Agreement.

          (e)  References to any Person shall include such Person, its successors and permitted assigns and transferees.

          (f)    Except as otherwise expressly provided, reference to any agreement means such agreement as amended, restated, modified, extended or supplemented from time to time in accordance with the applicable provisions thereof.

          (g)  Except as otherwise expressly provided, references to any law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement thereof, or restatement thereof.

          (h)  When used in this Agreement, words such as "hereunder," "hereto," "hereof" and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement (including any other document to the extent incorporated or referred to herein (whether or not actually attached hereto)) and not to any particular article, section, subsection, paragraph or clause hereof.

          (i)    References to "including" means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to any enumeration of specific matters, to matters similar to those specifically mentioned.

[SIGNATURE PAGES COMMENCE ON THE FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first written above.

UNIVERSAL COMPRESSION, INC., in its individual capacity and as Manager
By:	/s/ RICHARD W. FITZGERALD
	Name:	Richard W. FitzGerald
	Title:	Senior Vice President
Address:		4444 Brittmoore Road Houston, TX 77041
Facsimile No.: 713-466-6720 Telephone No.: 713-335-7295 Attn.: Richard W. FitzGerald

UCO COMPRESSION 2002 LLC
By:	/s/ RICHARD W. FITZGERALD
	Name:	Richard W. FitzGerald
	Title:	Senior Vice President
Address:		4444 Brittmoore Road Houston, TX 77041
Facsimile No.: 713-466-6720 Telephone No.: 713-335-7295 Attn.: Richard W. FitzGerald

BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P.
By: BRL Universal Compression Management 2002, Inc., a Delaware bankruptcy remote special purpose corporation, its general partner
By:	/s/ GREGORY C. GREENE
	Name:	Gregory C. Greene
	Title:	President
Address:		2911 Turtle Creek Blvd., Suite 1240 Dallas, TX 75215
Facsimile No.: 214-522-7296 Telephone No.: 214-520-2009 Attn.: Gregory C. Greene

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Indenture Trustee
By:	/s/ EDNA BARBER
	Name:	Edna Barber
	Title:	Assistant Vice President
Address:		6th and Marquette MAC N9311-161 Minneapolis, MN 55479
Facsimile No.: (612) 667-3464 Telephone No.: (612) 667-8058 Attn.: Asset Backed Securities—Corporate Trust Services

WACHOVIA BANK, NA, as Bank Agent,
By:	/s/ DAVID E. HUMPHREYS
	Name:	David E. Humphreys
	Title:	Vice President
Address:		1001 Fannin Suite 2255 Houston, Texas 77002
Facsimile No.: 713-650-6354 Telephone No.: 713-346-2717 Attn.: Davide E. Humphreys

BANK ONE, N.A., as Intercreditor Collateral Agent,
By:	/s/ DIANNE L. RUSSELL
	Name:	Dianne L. Russell
	Title:	Director
Address:		910 Travis 6th Floor Houston, Texas 77002
Facsimile No.: 713-751-3982 Telephone No.: 713-751-3679 Attn.:

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  EXHIBIT 10.8
INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT